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                                                                    EXHIBIT 99.5

[LOGO OF eMACHINES(TM)]

                                                           For Immediate Release

                       eMachines Announces CFO Departure

IRVINE, Calif.--June 21, 2001--eMachines, Inc. (OTCBB:EEEE), today announced that the financial responsibilities for the corporation will be immediately assumed by Adam Andersen, Senior Vice President and Chief Operating Officer, and Corinne Bertrand, Vice President of Finance.

John A. (Jay) Muskovich, Executive Vice President and Chief Financial Officer, is leaving the company to pursue other interests. Mr. Muskovich will assist eMachines with transition issues until July 20, 2001.

About eMachines, Inc.

eMachines, Inc. (OTCBB: EEEE) is a leading provider of low-cost, high-value personal computers. Founded in September 1998, eMachines began selling its low-cost `eTower(TM)' desktop computers in November 1998. In June 1999, eMachines sold the third highest number of PCs through retailers in the United States, according to leading market research organizations, and presently holds this number three market share position. Since inception, eMachines has shipped more than 3.7 million PCs through leading national and international retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers is a first-time PC buyer, based on owner registrations with eMachines. eMachines' Web site is located at http://www.e4me.com.
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This press release contains forward-looking statements relating to future events and results that are based on eMachines, Inc.'s current expectations. These statements relate to the outlook and prospects for eMachines and the markets in which it operates. These statements involve risks and uncertainties including, without limitation, the level of demand for eMachines' products and services, eMachines' and its suppliers' ability to timely develop, deliver, and support new and existing products and services, eMachines' ability to manage and liquidate its inventory, reduce operating expenses and predict changes in the PC market, the cost and availability of key product components, competitive pressures relating to price reductions, new product introductions by third parties, technological innovations, eMachines' ability to enter new markets, and overall market conditions, including demand for computers, Internet access devices and Internet services, and the opportunity to enter into a strategic business transaction. Consequently, actual events and results in future periods may differ materially from those currently expected. Additional information regarding the factors that may affect eMachines' future performance is included in the public reports that eMachines files with the Securities and Exchange Commission.

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Press/Investor Contact:
Pattie Adams, eMachines, Inc.
408/945-1364
padams@emachinesinc.com; http://www.e4me.com
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